UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2007

ABX HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50368	26-1631624
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

145 Hunter Drive, Wilmington, Ohio 45177

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-5591

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See Item 2.03 and Item 8.01 below.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 31, 2007, ABX Holdings, Inc. (“ABX Holdings”), and its subsidiary, CHI Acquisition Corp. (“Acquisition”), closed (the “Closing”) the transactions contemplated by that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated November 1, 2007, by and among ABX Holdings, Acquisition, Cargo Holdings International, Inc. (“Cargo”), each of ACI International, Inc., Massachusetts Mutual Life Insurance Company, MassMutual Corporate Value Partners Limited, MassMutual High Yield Partners II, LLC, Aviation Capital Group Corp., ACG Acquisition XX LLC, ACG Acquisition XXVIII LLC and Minnesota Fox II, LLC (each individually a “Significant Shareholder,” and collectively, the “Significant Shareholders”) and other persons who held securities of Cargo who subsequently became parties to the Stock Purchase Agreement pursuant to the execution and delivery of joinder agreements. The terms of the Stock Purchase Agreement are more thoroughly described in the Current Report on Form 8-K dated November 1, 2007, and filed by ABX Air, Inc. (“ABX Air”) with the Securities and Exchange Commission on November 6, 2007.

As is more thoroughly described under Item 8.01 below, in connection with the Closing and immediately prior thereto, ABX Air reorganized into a holding company structure, with ABX Air becoming a wholly-owned subsidiary of ABX Holdings, and ABX Holdings becoming the public reporting company. Acquisition continues to be a wholly-owned subsidiary of ABX Holdings.

As a result of the Closing, Acquisition acquired substantially all of the outstanding Cargo common shares, options to purchase Cargo common shares and warrants to purchase Cargo common shares (collectively, the “Cargo Securities”). The purchase price for all of the Cargo Securities was approximately $259 million, consisting of approximately $233 million in cash and the agreed value of 4 million common shares of ABX Holdings which were issued to the Significant Shareholders. ABX Air also assumed $73 million of Cargo’s existing indebtedness under its senior credit facility, net of cash acquired, with SunTrust Bank. Accordingly, the overall transaction value was approximately $332 million. The transaction was funded primarily with cash obtained through a new senior secured credit facility with SunTrust Bank and Regions Bank. A more thorough description of the terms of the credit facility is set forth under Item 2.03 below.

At the Closing, $25 million of the purchase price was deposited in cash with an escrow agent. The purpose of the escrowed funds is to provide financial protection to ABX Holdings in the event any claim for indemnification is asserted by an ABX indemnified party under the Stock Purchase Agreement. It is currently anticipated that, on or about April 30, 2008, a portion of the escrow funds will be distributed to the sellers’ representative, on behalf of the sellers of the Cargo Securities, so that the remaining balance of the escrow fund equals $15 million plus the aggregate amount of the value of any unresolved indemnification claims asserted by any ABX indemnified party. On the first business day following the 18 month anniversary of the Closing, the then remaining balance of the escrow fund, less the aggregate amount of the value of any unresolved indemnification claims asserted by any ABX indemnified party, will be distributed to the sellers’ representative on behalf of the sellers of the Cargo Securities. If any amounts remain in the escrow account after that time, the remaining balance will be distributed when such indemnification claims are resolved.

A copy of the press release announcing the Closing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

SunTrust Bank and Regions Bank Loans

On December 31, 2007, ABX Holdings, ABX Air and Acquisition entered into a Credit Agreement (the “Senior Credit Agreement”) with SunTrust Bank as Administrative Agent, Regions Bank as Syndication Agent and the other lenders from time to time a party thereto in an aggregate principal amount of $345 million, consisting of (i) a $75 million secured revolving credit facility (the “Revolver”) and (ii) a $270 million secured term loan (the “Term Loan,” and together with the Revolver, the “Senior Loans”). ABX Air and Acquisition are co-borrowers on the Senior Loans. The proceeds of the Senior Loans were or will be used to pay a portion of the purchase price for the Cargo Securities, to pay off Cargo’s and ABX Air’s existing credit facilities, to pay costs and expenses related to the acquisition and the Senior Loans and for working capital purposes. The Senior Loans have an accordion feature by which ABX Air and Acquisition have the right to increase, upon satisfaction of certain conditions, the total aggregate amount of the Senior Loans by $25 million. The term of each of the Senior Loans is five years. The Term Loan will amortize in equal quarterly payments, beginning on March 31, 2009, in an aggregate annual amount equal to 10% of the original principal amount of the Term Loan.

The Senior Loans are secured by substantially all of the assets (with certain stated exceptions) of ABX Air and Acquisition, and guaranteed by ABX Holdings and all present and future, direct and indirect, domestic subsidiaries of ABX Holdings, other than ABX Air and Acquisition (collectively, the “Guarantors”). Each guarantee is secured by all of the assets of the Guarantor. ABX Air granted security interests in certain of its aircraft pursuant to an FAA Aircraft Security Agreement.

The Senior Credit Agreement contains certain events of default customary for financings of this type, including failure to pay principal or interest, materially false representations or warranties, failure to observe covenants and other terms of the Senior Loans, cross-defaults to other indebtedness, bankruptcy, insolvency, invalidity of lien position, various ERISA violations, the incurrence of material judgments and changes in control. Additionally, the documentation evidencing the Senior Loans provides that, not later than 65 days after the Closing in accordance with applicable law, Acquisition will be merged with and into Cargo, so that Cargo will become a direct subsidiary of ABX Holdings.

The foregoing description of the Senior Loans does not purport to be complete and is qualified in its entirety by reference to the Senior Credit Agreement and Guarantee and Collateral Agreement, which are attached as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Significant Shareholder Loans

On December 31, 2007, ABX Holdings, ABX Air and the Significant Shareholders entered into a Securities Purchase Agreement, pursuant to which the Significant Shareholders may loan ABX Holdings and ABX Air $61 million (the “Significant Shareholder Loans”). The Significant Shareholder Loans will be available until April 29, 2008, which period may be extended until July 29, 2008 under certain circumstances upon request of ABX Holdings (the “Availability Period”). The Significant Shareholder Loans may be used only for repayment of a portion of the Note, dated August 15, 2003, in the current principal amount of $92,275,656 due August 15, 2028 originally issued to Airborne, Inc. (“DHL”) by ABX Air (the “DHL Note”) if DHL demands prepayment of the DHL Note during the Availability Period.

Pursuant to the Securities Purchase Agreement and in consideration of the Significant Shareholder Loans, in the event that DHL demands prepayment of the DHL Note and ABX Holdings and ABX Air satisfy certain other conditions contained in the Securities Purchase Agreement, ABX Holdings would issue and sell to the Significant Shareholders, and the Significant Shareholders would purchase from ABX Holdings, up to $20.5 million in a series of senior subordinated convertible notes (the “Convertible Notes”), and ABX Air would issue and sell to the Significant Shareholders, and the Significant Shareholders would purchase from ABX Air, up to $40.5 million in a series of senior notes (the “Senior Notes”). The Convertible Notes and the Senior Notes would require quarterly interest payments and would mature 5 1/2 years after their issuance date. ABX Air and the other direct and indirect domestic subsidiaries of ABX Holdings would guarantee the obligations of ABX Holdings under the Convertible Notes (the “Convertible Note Guaranty”). ABX Holdings and all of its direct and indirect domestic subsidiaries would guarantee the obligations of ABX Air under the Senior Notes (the “Senior Note Guaranty”). The Convertible Notes and the Senior Notes would be unsecured. The Convertible Notes and the Senior Notes would be issued by ABX Holdings and ABX Air in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act.

On December 31, 2007, ABX Holdings, ABX Air, the Significant Shareholders and Wells Fargo Bank, National Association (the “Escrow Agent”) entered into an Escrow Agreement pursuant to which (i) the Significant Shareholders deposited the $61 million purchase price for the Convertible Notes and the Senior Notes into an escrow account (the “Escrowed Funds”) and (ii) ABX Air and ABX Holdings executed and delivered to the Escrow Agent for deposit into the escrow account undated originals of the (a) Convertible Notes and the Senior Notes, (b) the Convertible Note Guaranty and the Senior Note Guaranty, and (c) a registration rights agreement relating to the resale registration of the shares issuable upon conversion of the Convertible Notes. Pursuant to the terms of the Escrow Agreement, if DHL demands prepayment of the DHL Note and certain other conditions described in the Securities Purchase Agreement and Escrow Agreement are satisfied, the Escrow Agent will (i) disburse the Escrowed Funds to DHL and (ii) date and deliver to the Significant Shareholders the notes, the guarantees and the registration rights agreement. If DHL does not demand prepayment of the DHL Note and the other conditions described in the Securities Purchase Agreement and Escrow Agreement are not satisfied by the end of the Availability Period, the Escrowed Funds will be returned to the Significant Shareholders and the executed documents will be returned to ABX Holdings and ABX Air.

If issued, the Convertible Notes will be convertible into common stock of ABX Holdings, at the option of the Significant Shareholders, at a price equal to $5.59 per share, subject to adjustments (the “Conversion Price”). The terms of the Convertible Notes will include (i) a provision to permit ABX Holdings to force conversion of the Convertible Notes at any time during the 5 1/2 year term when the weighted average price of ABX Holdings’ common stock exceeds, for at least ten trading days in any 30 consecutive trading day period after the date of issuance, 135% of the Conversion Price on the issuance date, (ii) other terms currently standard in the capital markets for prepayment of convertible bonds, and (iii) a provision to require redemption of the Convertible Notes, at the option of the holders, in the event of a change of control transaction, as defined in the Convertible Notes, at a redemption price equal to the greater of (i) the product of (x) the amount being redeemed and (y) the quotient determined by dividing (A) the greater of the closing sale price of ABX Holdings’ common stock immediately prior to the consummation of the change of control, the closing sale price immediately following the public announcement of such proposed change of control and the closing sale price immediately prior to the public announcement of such proposed change of control by (B) the then applicable conversion price and (ii) 115% of the amount being redeemed.

Subject to the limitations in the Senior Credit Agreement on the amount of the Convertible Notes that may be paid in any year, the Convertible Notes generally may be redeemed at any time at the option of ABX Holdings, while in debt form, at a price equal to the greater of (i) the product of (x) the amount being redeemed and (y) the quotient of (A) the average of the weighted average price of the ABX Holdings common stock for the ten consecutive trading days immediately preceding the optional redemption notice date by (B) the Conversion Price and (ii) 100% of the amount being redeemed on the optional redemption date (115% if there has been an Equity Conditions Failure). An “Equity Conditions Failure,” as defined in the Convertible Notes, includes, by way of example, a public announcement during the prior three months of a pending, proposed or intended “Fundamental Transaction” (as defined in the Convertible Notes) which has not been abandoned, terminated or consummated.

The Convertible Notes will bear interest at 3.25% per annum, provided that, after an Event of Default, the Convertible Notes will bear interest at 13.25% per annum. The Senior Notes will bear interest for the first 18 months at 5.00% per annum and thereafter will bear interest in two components: (i) in cash at 12.5% per annum and (ii) in-kind on (and thereby increase) the outstanding principal amount at an additional rate of 2.25% per annum, which PIK interest rate shall increase by 1.0% per annum on each subsequent anniversary of the initial interest rate adjustment date. The Senior Notes may be prepaid at any time without penalty or call premium, subject to the limitations in the Senior Credit Agreement on the amount that may be prepaid in any one year.

All of the obligations of ABX Holdings and ABX Air under the Securities Purchase Agreement, the Convertible Notes, the Senior Notes, the Convertible Note Guaranty, the Senior Note Guaranty and the Registration Rights Agreement are subordinated to the Senior Loans pursuant to the terms of a Subordination Agreement, dated as of December 31, 2007, among the Administrative Agent, the Significant Shareholders, ABX Air and Acquisition.

The Convertible Notes contain customary events of default. After an event of default, any holder would have the right to require ABX Holdings to redeem all or a portion of the holder’s Convertible Note at a redemption price in cash equal to the greater of (i) the product of (x) the amount to be redeemed and (y) the applicable redemption premium described in the Convertible Notes, and (ii) the product of (A) the number of shares of common stock then issuable with respect to the amount being redeemed and (B) the closing sale price of the common stock on the date immediately preceding the event of default. The Senior Notes also contain customary events of default. After an event of default, any holder would have the right to require ABX Air to redeem all or a portion of the holder’s Senior Note at a redemption price in cash equal to the product of the amount being redeemed and the applicable redemption premium described in the Senior Notes.

The foregoing descriptions of the Escrow Agreement, the Securities Purchase Agreement, the Convertible Notes and the Senior Notes do not purport to be complete and are qualified in their entirety by reference to the Escrow Agreement, Securities Purchase Agreement, form of Convertible Note, form of Senior Note, the Convertible Note Guaranty, the Senior Note Guaranty and the Registration Rights Agreement which are attached hereto as Exhibits 10.3, 10.4, 10.5 and 10.6 and are incorporated herein by reference.

The foregoing descriptions of the Escrow Agreement, the Securities Purchase Agreement, the Convertible Notes and the Senior Notes do not purport to be complete and are qualified in their entirety by reference to the Escrow Agreement, Securities Purchase Agreement, form of Convertible Note and form of Senior Note, form of Guaranty of the Convertible Notes, form of Guaranty of the Senior Notes and Registration Rights Agreement, which are attached hereto as Exhibits 10.3 through 10.9 and are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

In connection with the Closing, on December 31, 2007, ABX Holdings issued to the Significant Shareholders 4 million shares of its common stock, par value $.01 per share. These shares were issued as part of the consideration for Acquisition’s purchase of Cargo Securities from the Significant Shareholders. The shares were issued in reliance on the exemptions contained in Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. No cash proceeds were received from the issuance of the common shares.

Also, as is more thoroughly discussed under Item 2.03 above, on December 31, 2007, ABX Holdings and ABX Air entered into a Securities Purchase Agreement pursuant to which ABX Holdings and ABX Air may issue to the Significant Shareholders the Convertible Notes and the Senior Notes. The Convertible and Senior Notes were issued in reliance on the exemptions contained Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder, and the common shares of ABX Holdings, if any, issued upon conversion of the Convertible Notes will be issued in reliance on Section 3(a)(9) of the Securities Act of 1933. The terms of conversion of the Convertible Notes and the amount and use of proceeds are described in Item 2.03 above, and such description is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 31, 2007, Cargo became a subsidiary of ABX Holdings. Peter Fox, age 58, has served since 1999 as President of Cargo and will continue to serve as President of Cargo.

Mr. Fox is party to an Employment Agreement dated November 1, 2007 with Cargo, pursuant to which he serves as Cargo’s President. The Employment Agreement was entered into by Cargo in connection with the execution of the Stock Purchase Agreement, and became effective on December 31, 2007. The term of the Employment Agreement is two years. For his service as President of Cargo, Mr. Fox receives a salary of $25,700 per month, which may be increased by Cargo but not decreased. In addition, Mr. Fox is entitled to participate in long-term incentive compensation plans comparable to those made available by ABX Holdings to its senior corporate officers and in all employee benefit plans and programs made available to the senior corporate officers of ABX Holdings and Cargo, excluding any 401(k) or pension plan of ABX Holdings. Mr. Fox may continue his participation in any 401(k) or pension plan of Cargo, and if Cargo does not maintain such a plan or plans, Cargo or ABX Holdings shall establish an alternative plan in which Mr. Fox may participate.

Cargo may terminate the Employment Agreement at any time for cause (as defined therein), upon Mr. Fox’s death or long-term disability (as defined) or for any other reason in Cargo’s discretion. Mr. Fox may terminate his employment at any time upon (i) a material breach of Cargo’s obligations under the Employment Agreement, (ii) assignment of duties to Mr. Fox inconsistent with his position, (iii) a material reduction in his base salary or incentive compensation opportunity, (iv) a required relocation of more than 50 miles, (v) the failure of a successor to Cargo to assume Cargo’s obligations under the Employment Agreement or (vi) any other reason in Mr. Fox’s sole discretion.

In the event of termination by Cargo without cause and not upon Mr. Fox’s death or long term disability or upon a termination by Mr. Fox for any other reasons set forth in (i) through (v) in the immediately preceding paragraph, Mr. Fox will be entitled to receive his salary and incentive compensation for the greater of one year or the remaining term of the Employment Agreement, and during such period Mr. Fox will be entitled to continue his participation in Cargo’s health, insurance and other welfare plans. In addition, all unvested equity-based compensation will vest in accordance with the terms of the applicable plan. Payments to Mr. Fox may be delayed for a period of six months to comply with the requirements of Section 409A of the Internal Revenue Code of 1986.

In the event of a voluntary termination by Mr. Fox, termination by Cargo for cause or Mr. Fox’s death or disability, all compensation and benefits will cease as of the date of termination, and Mr. Fox shall only be entitled to salary through the date of termination and other benefits available to Cargo’s departing employees generally (such as unused personal, sick and vacation days and vested incentive compensation), but he will not be entitled to unpaid and unvested bonus or incentive payments.

In the Employment Agreement, Mr. Fox agreed to maintain the confidentiality of Cargo’s information. He further agreed that he would not, directly or indirectly, (i) compete with Cargo and its affiliates during the term of his employment and for a period of two years after termination of his employment, (ii) induce any employee of Cargo or its affiliates to leave his or her employment, interfere with the employment relationship between Cargo or its affiliates and such employee or employ or otherwise engage any such employee, or (iii) induce any supplier, customer, licensee of other person to cease doing business with Cargo or its affiliates.

The forgoing description does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.10 hereto and incorporated herein by reference.

Item 8.01	Other Events.

On December 31, 2007, ABX Air reorganized its operations into a holding company structure (the “Reorganization”) whereby ABX Air became a direct, wholly-owned subsidiary of ABX Holdings pursuant to Section 251(g) of the Delaware General Corporation Law (“DGCL”) and pursuant to an Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated October 17, 2007, by and among ABX Air, ABX Holdings and ABX Merger Sub, Inc. (“Merger Sub”).

To effect the Reorganization, ABX Air formed ABX Holdings as a wholly-owned subsidiary, which in turn formed Merger Sub as a wholly owned subsidiary. Pursuant to the Reorganization Agreement, ABX Air then merged with and into Merger Sub (the “Merger”), with ABX Air being the surviving entity. In the Merger, each common share, par value $.01 per share, of ABX Air (an “ABX Air Common Share”) issued and outstanding immediately prior to the reorganization converted into and was exchanged for one common share, par value $.01 per share, of ABX Holdings (an “ABX Holdings Common Share”), having the same rights, powers, preferences, qualifications, limitations and restrictions as the stock being converted and exchanged. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Merger and held by ABX Holdings was converted into and exchanged for an ABX Air Common Share, and Merger Sub’s corporate existence ceased. Immediately after the Merger, the ABX Air Common Shares and ABX Holdings Common Shares existing prior to the Merger were cancelled.

ABX Holdings assumed all of ABX Air’s obligations with respect to the outstanding shares registered on Form S-8 for distribution pursuant to the ABX Air, Inc. 2005 Long-Term Incentive Plan (the “Compensation Plan”). In the Merger, the outstanding performance-based units or other rights to receive ABX Air Common Stock under the Compensation Plan converted into performance-based units or other rights for the same number of shares of ABX Holdings Common Stock, with the same rights and conditions as the corresponding ABX Air performance-based units or other rights prior to the Merger.

Immediately prior to the Merger, ABX Holdings adopted the ABX Holdings Rights Agreement, which is substantially similar to ABX Air’s Preferred Stock Rights Agreement dated August 15, 2003, as amended (the “ABX Air Rights Agreement”). In the

Merger, each right to acquire, upon the occurrence of events specified in the ABX Air Rights Agreement, a fractional share of ABX Air’s series A junior participating preferred stock (an “ABX Air Stock Right”) converted into a similar right with respect to ABX Holdings’s series A junior participating preferred stock (an “ABX Holdings Stock Right”). Like the ABX Air Stock Rights, the ABX Holdings Stock Rights are represented by the outstanding shares of ABX Holdings Common Stock in respect of which the ABX Holdings Stock Rights were distributed. An ABX Holdings Stock Right is a right to acquire, upon the occurrence of events specified in the ABX Holdings Rights Agreement, a fractional share of the series A junior participating preferred stock of ABX Holdings. ABX Holdings’s series A junior participating preferred stock has terms and provisions identical to those of the ABX Air’s series A junior participating preferred stock.

The certificate of incorporation and bylaws of ABX Holdings are identical to those of ABX Air (other than provisions regarding certain technical matters, as permitted by Section 251(g) of the DGCL), and the directors and officers of ABX Holdings are identical to the directors and officers of ABX Air immediately prior to consummation of the Merger. ABX Air’s stockholders will not recognize gain or loss for United States federal income tax purposes upon the conversion of the ABX Air Common Shares or ABX Air Stock Rights.

In accordance with Rule 414 under the Securities Act of 1933, as amended, ABX Holdings adopted, as successor registrant, ABX Air’s Registration Statement on Form S-8 (filed June 9, 2005; File No. 333-125679) and ABX Air’s Registration of Certain Classes of Securities on Form 8-A (filed August 15, 2003, File No. 333-105137).

As a result of the reorganization, ABX Holdings replaced ABX Air and the ABX Holdings Common Shares replaced the ABX Air Common Shares for purposes of the Company’s listing on the NASDAQ Global Select Market. The Holdings Common Shares are listed under the NASDAQ issue symbol “ABXA” and the CUSIP number 00080S101.

On December 31, 2007, ABX Holdings and ABX Air issued a press release relating to the Reorganization. A copy of the press release is attached as Exhibit 99.1.

The foregoing description of the Reorganization and the Merger is qualified in its entirety by reference to the Agreement and Plan of Reorganization filed as Exhibit 2.1 hereto, and incorporated by reference herein.

Item 9.01	Financial Statement and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01 for the periods specified in Rule 3-05(b) of Regulation S-X will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date of this Current Report on Form 8-K.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01 and pursuant to Article 11 of Regulation S-X will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date of this Current Report on Form 8-K.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

The following exhibits are furnished as part of this Form 8-K:

Exhibit 2.1	Agreement and Plan of Reorganization, dated October 17, 2007, by and among ABX Air, Inc., ABX Holdings, Inc., and ABX Merger Sub, Inc.

Exhibit 2.2	Preferred Stock Rights Agreement, dated October 17, 2007, by and between ABX Holdings, Inc. and National City Bank

Exhibit 3.1	Certificate of Incorporation of ABX Holdings, Inc. (incorporated by reference to the Form 8-A/A of ABX Holdings, Inc. filed with the Securities and Exchange on January 2, 2008)

Exhibit 3.2	Bylaws of ABX Holdings, Inc. (incorporated by reference to the Form 8-A/A of ABX Holdings, Inc. filed with the Securities and Exchange on January 2, 2008)

Exhibit 10.1	Credit Agreement dated December 31, 2007, among ABX Holdings, Inc., ABX Air, Inc., CHI Acquisition Corp., SunTrust Bank as Administrative Agent, Regions Bank as Syndication Agent and the other lenders from time to time a party thereto

Exhibit 10.2	Guarantee and Collateral Agreement dated December 31, 2007, executed by ABX Holdings, Inc., ABX Air, Inc., CHI Acquisition Corp. and each direct and indirect subsidiary of ABX Holdings, Inc.

Exhibit 10.3	Escrow Agreement dated December 31, 2007, among ABX Holdings, Inc., ABX Air, Inc., the Significant Shareholders who are signatories thereto and Wells Fargo Bank, National Association

Exhibit 10.4	Securities Purchase Agreement dated December 31, 2007, among ABX Holdings, Inc., ABX Air, Inc. and the Significant Shareholders who are signatories thereto

Exhibit 10.5	Form of Senior Subordinated Convertible Note of ABX Holdings, Inc.

Exhibit 10.6	Form of Senior Subordinated Notes of ABX Air, Inc.

Exhibit 10.7	Form of Guaranty of Senior Subordinated Convertible Notes

Exhibit 10.8	Form of Guaranty of Senior Notes

Exhibit 10.9	Form of Registration Rights Agreement among ABX Holdings, Inc. and the Significant Shareholders who are signatories thereto

Exhibit 10.10	Employment Agreement dated November 1, 2007, between Peter Fox and Cargo Holdings International, Inc.

Exhibit 99.1	Press release issued by ABX Holdings, Inc. and ABX Air, Inc. on December 31, 2007, relating to the holding company reorganization and the acquisition of Cargo Holdings International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABX HOLDINGS, INC.

By:	/s/ W. Joseph Payne
W. Joseph Payne
Vice President, General Counsel and Secretary

Date: January 7, 2008